Exhibit 4.2

AMENDMENT NO. 2 TO THE

VWR CORPORATION 2014

EMPLOYEE STOCK PURCHASE PLAN

1.         Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the VWR Corporation 2014 Employee Stock Purchase Plan, as amended (the “Plan”).

2.         Amendment of the Plan. The Plan is hereby amended as follows effective as of March 31, 2015:

(a)	The definition of “Option Period” or “Period” is hereby deleted in its entirety and replaced with the following:

“Option Period” or “Period” shall mean such duration (not to exceed twenty-seven (27) months) as shall be determined by the Committee prior to the beginning of such Option Period. Unless the Committee determines otherwise before the beginning of the Option Period, Option Periods shall commence at six (6)-month intervals on each May 15 and November 15 (or the next business day, if such date is not a business day) over the term of the Plan, and each Option Period shall last for six (6) months, ending on May 14 or November 14, as the case may be (or the preceding business day, if such date is not a business day). Accordingly, unless the Committee determines otherwise, two separate Option Periods shall commence in each calendar year during which the Plan remains in existence. Notwithstanding the foregoing, the initial Option Period shall not commence until the date first specifically authorized by the Committee, subject to the Company’s prior registration of the Stock on Form S-8.”

(b)	Section 3.3.2 of the Plan is hereby amended by adding the following sentence to the end of such section:

“Subject to the limits imposed under Section 3.3, the maximum number of shares of Stock that may be purchased by each Participant in any Option Period shall be 60,000 shares.”

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IN WITNESS WHEREOF, VWR Corporation has caused this Amendment No. 2 to be duly executed this 27th day of March, 2015.

Attest:	VWR CORPORATION

/s/ Scott K. Baker	By: /s/ George Van Kula
Scott K. Baker Vice President and Assistant General Counsel—Corporate	George Van Kula Senior Vice President, Human Resources, General Counsel and Secretary